EXHIBIT 5.1

March 3rd, 2020

Investview, Inc.

234 Industrial Way West, Ste. A202

Eatontown, New Jersey 07224

Re: Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as counsel to Investview, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1/A, File No. 333-236563 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) on March 3rd, 2020.

The Registration Statement relates to the registration for the sale by the Company of a total of 2,000,000 units (the “Units”) at an offering price of $25.00 per unit (the “Offering”). Each Unit consists of: (i) one share of newly authorized 13% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred”); and (ii) five (5) warrants (the “Warrants”) each exercisable to purchase one (1) share of common stock, par value $0.001 per share, at an exercise price of $3.00. Each Warrant offered hereby as part of the Units is immediately exercisable on the date of issuance and will expire five (5) years from the date of issuance. The Offering is being conducted by the Company on a self-underwritten, best-efforts basis, utilizing the services of one or more placement agents, which means the Company’s management and placement agent(s), if any, will attempt to sell the Units being offered hereby on behalf of the Company. There is no underwriter for the Offering.

In connection with the opinion expressed herein, we have examined the Company’s registration statement on Form S-1 to which this Exhibit 5.1 is attached, and such additional documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Units subject to the Offering and the underlying securities have been duly authorized by the Company and, when paid for and issued in accordance with the terms of and as described in the Registration Statement, will be validly issued, fully paid and non-assessable. Furthermore, commencing on three years from the dates of issuance, the Company may redeem, at its option, the shares of Series B Preferred, in whole or in part, at a cash redemption price equal to $25 per share, plus all accrued and unpaid dividends to, but not including, the redemption date. The Series B Preferred has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

The opinions expressed herein are limited solely to the Nevada Revised Statutes of the State of Nevada, and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Lawrence R. Lonergan
Lawrence R. Lonergan, Esq.